SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.   )

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-12

Costco Wholesale Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notes:

999 Lake Drive
Issaquah, Washington 98027

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO OUR SHAREHOLDERS:

Notice is given that the Annual Meeting of the shareholders of Costco Wholesale Corporation (the “Company”) will be held at the Meydenbauer Center, Center Hall B, 11100 N.E. 6th, Bellevue, Washington 98004 on Thursday, January 30, 2003 at 10:00 a.m. for the following purposes:

1.    To elect three Class I directors to hold office until the 2006 Annual Meeting of Shareholders and until their successors are elected and qualified.

2.    To consider and ratify the selection of the Company’s independent auditors.

3.    To transact such other business as may properly come before the meeting or any adjournments thereof.

Only shareholders of record at the close of business on December 6, 2002 are entitled to notice of, and to vote at, the meeting.

All shareholders are requested to be present in person or by proxy. For the convenience of those shareholders who do not expect to attend the meeting in person and desire to have their shares voted, a form of proxy and an envelope, for which no postage is required, are enclosed. Any shareholder who later finds that he or she can be present at the meeting, or for any reason desires to do so, may revoke the proxy at any time before it is voted.

Please complete, sign, date and mail promptly the accompanying proxy card in the return envelope furnished for that purpose, whether or not you plan to attend the meeting. Your cooperation is appreciated since a majority of the common stock must be represented, either in person or by proxy, to constitute a quorum for the conduct of business.

By Order of the Board of Directors,

Joel Benoliel
Secretary

December 12, 2002

PROXY STATEMENT
FOR ANNUAL MEETING OF SHAREHOLDERS TO BE HELD

January 30, 2003

SOLICITATION AND REVOCATION OF PROXY

Proxies in the form enclosed are solicited by the Board of Directors of Costco Wholesale Corporation (the “Company”) to be voted at the annual meeting of shareholders to be held on January 30, 2003, or any adjournments (the “Annual Meeting”). The individuals named as proxies are Jeffrey H. Brotman and James D. Sinegal. The accompanying notice of meeting, this Proxy Statement and the form of proxy are being first sent to shareholders on or about December 12, 2002.

All shares represented by proxies received will be voted in accordance with instructions contained in the proxies. In the absence of voting instructions, the shares will be voted for:

•	the nominees for director listed in these materials and on the proxy; and
•	the ratification of the Company’s independent auditors.

The Board of Directors unanimously recommends a vote FOR the election of the nominees listed in Proposal 1 and FOR the ratification of the selection of the Company’s independent auditors described in Proposal 2.

A shareholder giving a proxy has the power to revoke it any time before it is voted by providing written notice to the Secretary of the Company, by delivering a later dated proxy or by voting in person at the Annual Meeting.

Only shareholders of record at the close of business on December 6, 2002 (the “Record Date”) will be entitled to vote at the Annual Meeting. At the close of business on the Record Date, there were 455,790,145 shares of common stock, par value $.005 per share (the “Common Stock”), outstanding, which represent all of the voting securities of the Company. Each share of Common Stock is entitled to one vote. Shareholders do not have cumulative voting rights in the election of directors.

A majority of the Common Stock entitled to vote at the Annual Meeting, present either in person or by proxy, will constitute a quorum. With respect to the election of directors, the three directors receiving the highest number of votes will be elected. Other than the election of directors, the affirmative vote of a majority of the votes cast at the Annual Meeting on each proposal, either in person or by proxy, is required for the approval of each proposal. Shareholders who abstain from voting on any or all proposals will be included in the number of shareholders present at the meeting for purposes of determining the presence of a quorum. Abstentions and broker non-votes will not be included in the total of votes cast and will not affect the outcome of the vote.

In addition to mailing this material to shareholders, the Company has asked banks and brokers to forward copies to persons for whom they hold stock of the Company and request authority for execution of the proxies. The Company will reimburse the banks and brokers for their reasonable out-of-pocket expenses in doing so. Officers and employees of the Company may, without being additionally compensated, solicit proxies by mail, telephone, facsimile or personal contact. All proxy soliciting expenses will be paid by the Company in connection with the solicitation of votes for the Annual Meeting. The Company may employ an outside entity to assist in the solicitation process, but no arrangement has been finalized for such solicitation.

PRINCIPAL SHAREHOLDERS

The following table sets forth information regarding ownership of the Common Stock by each person known to the Company to own more than 5% of the outstanding shares of the Common Stock on November 30, 2002.

Name and Address of Beneficial Owner	Shares	Percent[1]
Davis Advisors	26,496,542	5.8%
609 Fifth Avenue, 11th Floor New York, NY 10017

(1)	Information based on Form 13F filed by Davis Selected Advisers L.P. on November 14, 2002 with the Securities and Exchange Commission (“SEC”).

The following table sets forth the shares of the Common Stock owned by each director of the Company, each nominee for election as a director of the Company and all directors and executive officers as a group on November 30, 2002.

Name of Beneficial Owner	Shares Beneficially Owned		Options[1]	Total	Percent of Class
James D. Sinegal	3,923,423		970,000	4,893,423	1.1
Jeffrey H. Brotman	3,143,565	[2]	970,000	4,113,565	*
Richard D. DiCerchio	96,744		210,000	306,744	*
Richard A. Galanti	60,456		445,000	505,456	*
Benjamin S. Carson, Sr., M.D.	0		52,000	52,000	*
Hamilton E. James	25,620	[3]	84,000	109,620	*
Richard M. Libenson	202,912	[4]	52,000	254,912	*
John W. Meisenbach	150,000	[5]	199,500	349,500	*
Charles T. Munger	151,768		84,000	235,768	*
Jill S. Ruckelshaus	2,066		100,000	102,066	*
All directors and executive officers as a group (16 persons)	7,814,485		3,922,000	11,736,485	2.6

*	Less than 1%.

(1)	Includes all options exercisable within sixty days of November 30, 2002.

(2)
Includes 3,136,703 shares held by a trust of which Mr. Brotman is a principal beneficiary. Mr. Brotman disclaims any beneficial ownership of such shares. Also includes 20 shares owned by a trust for the benefit of Mr. Brotman’s son.

(3)	Includes 10,000 shares held by a trust of which Mr. James is a beneficiary.

(4)	Includes 163,632 shares held by a trust of which Mr. Libenson is a co-trustee and beneficiary.

(5)	Includes 150,000 shares held by a trust of which Mr. Meisenbach is the principal beneficiary, of which he may be deemed to be beneficial owner.

Equity Compensation Plan Information

In millions (except per share amounts)
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	43.0	31.49	26.6

Equity compensation plans not approved by security holders	—	—	—

Total	43.0	31.49	26.6

PROPOSAL 1: ELECTION OF DIRECTORS

The Board is divided into three classes. Directors are elected, by class, for three-year terms. Successors to the class of directors whose term expires at any annual meeting are elected for three-year terms. Each of James D. Sinegal, Jeffrey H. Brotman, and Richard A. Galanti is nominated as a member of Class I, to serve for a three-year term until the annual meeting of shareholders in 2006, and until his successor is elected and qualified.

Each of the nominees has indicated that he is willing and able to serve as a director. If any nominee becomes unable or unwilling to serve, the accompanying proxy may be voted for the election of such other person as shall be designated by the Board of Directors. The proxies being solicited will be voted for no more than three nominees at the Annual Meeting. Each director will be elected by a plurality of the votes cast, in person or by proxy, at the Annual Meeting, assuming a quorum is present. Shareholders do not have the right to cumulative votes in the election of directors.

The Board of Directors unanimously recommends a vote FOR the election of these nominees as directors.

Directors

The following table sets forth information regarding each nominee for election as a director and each director whose term of office will continue after the Annual Meeting.

Name	Current Position with the Company[1]	Age	Expiration of Term as Director
James D. Sinegal	President, Chief Executive Officer and Director	66	2003
Jeffrey H. Brotman	Chairman of the Board of Directors	60	2003
Richard D. DiCerchio	Senior Executive Vice President and Director	59	2005
Richard A. Galanti	Executive Vice President, Chief Financial Officer and Director	46	2003
Benjamin S. Carson, Sr., M.D.	Director	51	2004
Hamilton E. James	Director	51	2004
Richard M. Libenson	Director	60	2005
John W. Meisenbach	Director	66	2005
Charles T. Munger	Director	78	2005
Jill S. Ruckelshaus	Director	65	2004

(1)	For a description of certain committees of the Board and the members of such committees, see “Committees of the Board” below.

Set forth below is information with respect to each director of the Company. As used below, Company means Costco Wholesale Corporation and includes its predecessor company, Costco Wholesale Corporation, as it existed prior to the 1993 merger with The Price Company.

James D. Sinegal has been President and Chief Executive Officer of the Company since October 1993. From its inception until 1993, he was President and Chief Operating Officer of the Company and served as Chief Executive Officer from August 1988 until October 1993. Mr. Sinegal was a co-founder of the Company and has been a director since its inception.

Jeffrey H. Brotman was a founder and Chairman of the Board of the Company from its inception until October 1993. In October 1993, Mr. Brotman became the Vice Chairman of the Company, and he has served as Chairman since December 1994.

Richard D. DiCerchio has been Senior Executive Vice President of the Company since 1997. He is Chief Operating Officer—Merchandising, Distribution and Construction. Until mid-August 1994, he also served as Executive Vice President, Chief Operating Officer-Northern Division. He

was appointed Chief Operating Officer-Western Region of the Company in August 1992 and was appointed Executive Vice President and director in April 1986. From June 1985 to April 1986, he was Senior Vice President, Merchandising of the Company. He joined the Company as Vice President, Operations in May 1983.

Richard A. Galanti has been a director of the Company since January 1995, and Executive Vice President and Chief Financial Officer of the Company since October 1993. He was Senior Vice President, Chief Financial Officer and Treasurer of the Company from January 1985 to October 1993, having joined as Vice President-Finance in March 1984. From 1978 to February 1984, Mr. Galanti was an Associate with Donaldson Lufkin & Jenrette Securities Corporation.

Benjamin S. Carson, Sr., M.D. has been a director of the Company since May 1999. He is the Director of Pediatric Neurosurgery at Johns Hopkins University. Dr. Carson is also a director of Kellogg Company.

Hamilton E. James has been a director of the Company since August 1988. He is the Vice Chairman of The Blackstone Group. Mr. James was also a director of Credit Suisse First Boston USA, Inc., formerly Donaldson, Lufkin & Jenrette Securities Corporation (“DLJ”), for which he served as Chairman of DLJ’s Banking Group since 1995 and Chairman of DLJ’s Merchant Banking since 1991. Until October 2002, Mr. James served as an executive board member and Chairman of Global Investment Banking and Private Equity for Credit Suisse First Boston Corporation.

Richard M. Libenson has been a director of the Company since October 1993. He was a director of The Price Company from its formation in 1976 until October 1993 and was an executive officer of The Price Company from 1976 until October 1989, when he retired from active involvement as an officer of The Price Company. He served as Chief Operating Officer of The Price Company from August 1986 through October 1988, and Vice Chairman of its Board from October 1988 through September 1989.

John W. Meisenbach has been a director of the Company since its inception. He is President of MCM, A Meisenbach Company, a financial services company, which he founded in 1962. He also currently serves as a director of Expeditors International and M Financial Holdings. Mr. Meisenbach is a trustee of the Elite Fund, an investment company registered under the Investment Company Act of 1940.

Charles T. Munger has been a director of the Company since January 1997. He is also Vice Chairman of the Board of Berkshire Hathaway Inc., Chairman of the Board of Directors of Daily Journal Corporation and Chairman of the Board of Directors of Wesco Financial Corporation.

Jill S. Ruckelshaus has been a director of the Company since February 1996. Ms. Ruckelshaus serves on the boards of Lincoln National Corporation and various other organizations.

Frederick O. Paulsell, Jr. passed away in October, 2002. His term was to expire in 2004. The Board of Directors has not met since the death of Mr. Paulsell and has not decided whether to appoint a replacement.

No family relationship exists among any of the directors or executive officers. No arrangement or understanding exists between any director or executive officer and any other person pursuant to which any director was selected as a director or executive officer of the Company.

Committees of the Board

Audit Committee.    The Board of Directors has adopted a charter governing the duties and responsibilities of the Audit Committee. Pursuant to the charter, the functions of the Audit Committee are:

•	to provide the opportunity for direct communication between the Board of Directors and the Company’s internal and external auditors;

•	to monitor the design and maintenance of the Company’s system of internal accounting controls;

•	to select, evaluate and, if necessary, replace the external auditors;

•
to review the results of internal and external audits as to the reliability and integrity of financial and operating information and the systems established to monitor compliance with the Company’s policies, plans and procedures and with laws and regulations; and

•	to review the relationships between the Company and the external auditors to ascertain the independence of the external auditors.

The Audit Committee consisted of Messrs. Meisenbach and Munger and Ms. Ruckelshaus until October 15, 2002. Pursuant to the rules of the Nasdaq Stock Market, the Audit Committee is required to consist of at least three independent directors, except in certain instances one director may not be independent. Mr. Munger and Ms. Ruckelshaus are independent, but Mr. Meisenbach is not considered independent under the Nasdaq Rules due to his company’s provision of insurance and related services to the Company. The Board of Directors determined that, although Mr. Meisenbach is not independent within the meaning of the Nasdaq Rules, exceptional and limited circumstances existed such that the best interests of the Company and its stockholders were served by the membership of Mr. Meisenbach on the Audit Committee. As a founding director of the Company and member of the Audit Committee for seven years, Mr. Meisenbach acquired a deep understanding of the Company’s operations and audit and financial reporting functions. As a senior executive in the financial services industry, he has achieved a high degree of financial sophistication, and these qualities make him a uniquely valuable member of the Audit Committee. The Board reviewed Mr. Meisenbach’s business relationship with the Company that disqualifies him as “independent” under the Nasdaq Rules and concluded that this relationship did not impair his ability to fulfill his responsibilities as a member of the Audit Committee.

On October 15, 2002, the Board of Directors appointed Mr. James, an independent director, to assume Mr. Meisenbach’s place on the Audit Committee. Mr. Munger has been elected chairman of the committee.

The Audit Committee met six times during the 2002 fiscal year. A report of the Audit Committee is set forth below.

Compensation Committee.    The Compensation Committee’s function is to review the salaries, bonuses and stock options provided to certain executive officers of the Company and oversee the overall administration of the Company’s compensation and stock option program. During fiscal year 2002, the Compensation Committee consisted of Messrs. James, Paulsell and Meisenbach and Ms. Ruckelshaus. The Compensation Committee met informally several times during fiscal year 2002. On October 15, 2002, the Board of Directors appointed Messrs. Munger and Carson to assume the places of Mr. Meisenbach and the late Mr. Paulsell on the Compensation Committee.

Nominating and Governance Committee.    On October 15, 2000, the Board of Directors elected a Nominating and Governance Committee consisting of Messrs. Carson, James and Munger and Ms. Ruckelshaus. The purpose of the Nominating and Governance Committee is to identify and approve individuals qualified to serve as members of the Board of the Company, select director nominees for the next annual meeting of stockholders, evaluate the Board’s performance, develop and recommend to the Board corporate governance guidelines, and provide oversight with respect to corporate governance and ethical conduct. The Committee is authorized by its charter to engage its own advisors. The Committee approved the nomination of the candidates reflected in Proposal 1.

Meeting Attendance

During the Company’s last fiscal year, the Company’s Board of Directors met five times. Each member of the Board attended 75% or more of the Board meetings, and each member of the Board who served on one of the above-listed committees attended at least 75% of the committee meetings.

EXECUTIVE COMPENSATION

The following tables and descriptive materials set forth information concerning compensation earned for services rendered to the Company by (A) the Chief Executive Officer of the Company (the “CEO”), (B) the Chairman of the Board, and (C) the four other most highly compensated individuals (other than the CEO) who were serving as executive officers of the Company at the end of the 2002 fiscal year (collectively, the “Named Executive Officers”).

Summary of Compensation

The following table summarizes the compensation earned by the Named Executive Officers during fiscal 2002, 2001 and 2000.

SUMMARY COMPENSATION TABLE

	Annual Compensation				Long Term Compensation Awards	All Other Compensation ($) (B)
Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Other Annual Compensation ($) (A)	Securities Underlying Options/SARs
James D. Sinegal	2002	350,000	0	2,168	150,000	21,588
President and Chief	2001	350,000	0	8,526	150,000	21,138
Executive Officer	2000	356,731	175,000	7,293	150,000	19,335
Jeffrey H. Brotman	2002	350,000	0	12,613	150,000	19,293
Chairman of the Board	2001	350,000	0	47,641	150,000	19,125
	2000	356,731	175,000	37,240	150,000	17,685
Richard D. DiCerchio	2002	459,308	42,500	2,806	90,000	19,750
Senior Executive Vice	2001	429,423	45,000	9,560	90,000	19,625
President	2000	407,692	95,000	6,320	90,000	18,185
Richard A. Galanti	2002	439,308	34,000	3,202	75,000	17,910
Executive Vice President	2001	409,423	36,000	11,083	75,000	18,255
and CFO	2000	387,308	76,000	8,110	75,000	17,215
Joseph P. Portera	2002	439,308	27,870	2,185	75,000	18,230
Executive Vice President,	2001	409,328	29,471	16,553	75,000	18,505
COO—Eastern Division and Canada Division	2000	382,212	72,721	5,283	75,000	17,400
Franz E. Lazarus	2002	434,192	34,000	1,316	75,000	18,765
Executive Vice President,	2001	399,423	36,000	7,271	75,000	18,920
COO–International Operations, Manufacturing & Ancillary Businesses	2000	377,115	76,000	8,631	75,000	17,730

(A)	The amounts shown consist of above-market interest payments on deferred compensation.

(B)
In fiscal year 2002, amounts shown for each Named Executive Officer include the Company’s matching contributions under a deferred compensation plan of $5,000 each, matching contributions of $500 for each of Messrs. Sinegal, DiCerchio, Galanti, Portera, and Lazarus and Company contributions of $11,200 for each Named Executive Officer under the Company’s 401(k) Retirement Plan. Amounts shown for each Named Executive Officer also include premiums representing the term insurance portion under the executive life program of $4,888, $2,593, $3,050, $1,210, $1,530, and $2,065 respectively, in fiscal year 2002.

Grants of Stock Options

The following table sets forth information concerning the award of stock options to the Named Executive Officers during fiscal 2002:

Option/SAR Grants in Last Fiscal Year

	Number of Securities Underlying Options/SARs Granted (#)(A)	% of Total Options/SARs Granted to Employees Fiscal Year (B)	Exercise or Base Price ($/Sh)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term (C)
Name					5% ($)	10%($)
James D. Sinegal	150,000	1.96	39.6500	04/01/12	3,740,323	9,478,769
Jeffrey H. Brotman	150,000	1.96	39.6500	04/01/12	3,740,323	9,478,769
Richard D. DiCerchio	90,000	1.18	38.7900	04/02/12	2,195,518	5,563,906
Richard A. Galanti	75,000.98		38.7900	04/02/12	1,829,598	4,636,588
Joseph P. Portera	75,000.98		38.7900	04/02/12	1,829,598	4,636,588
Franz E. Lazarus	75,000.98		38.7900	04/02/12	1,829,598	4,636,588

(A)
These stock options vest 20% per year for five years from the date of grant and expire ten years from the date of grant. The exercise price for these stock options equals the fair market value of the Common Stock on the date of grant.

(B)	The total number of stock options granted in fiscal 2002 by the Company was 7,640,500, to approximately 768 employees.

(C)
These assumed rates of appreciation are provided in order to comply with requirements of the Securities and Exchange Commission and do not represent the Company’s expectation as to the actual rate of appreciation of the Common Stock. The actual value of the options will depend on the performance of the Common Stock, and may be greater or less than the amounts shown.

Exercise of Stock Options

The following table sets forth information concerning the exercise of stock options during fiscal 2002 by each of the Named Executive Officers and the fiscal year-end value of unexercised options.

Aggregated Option/SAR Exercises in Last Fiscal Year and
Fiscal Year-End Option/SAR Values

	Shares Acquired on Exercise (#)	Value Realized ($) (A)	Number of Securities Underlying Unexercised Options/SARs at FY-End (#)	Value of Unexercised In-the-Money Options/ SARs at FY-End($)
Name			Exercisable/ Unexercisable	Exercisable/ Unexercisable
James D. Sinegal	0	0	1,060,000/480,000	16,509,120/251,400
Jeffrey H. Brotman	0	0	1,060,000/480,000	16,509,120/251,400
Richard D. DiCerchio	0	0	210,000/288,000	479,340/252,840
Richard A. Galanti	0	0	445,000/240,000	6,815,650/210,700
Joseph P. Portera	75,000	1,280,674	30,000/240,000	0/210,700
Franz E. Lazarus	80,000	1,160,258	30,000/240,000	0/210,700

(A)	Market value of underlying securities at the exercise date, minus the exercise price of such options.

Compensation of Directors

Each non-employee director of the Company earns $30,000 per year for serving on the Board, $1,000 for each Board meeting and $500 for each committee meeting attended. In addition, non-employee directors receive an annual grant of options to purchase 12,000 shares of common stock and are reimbursed for travel expenses incurred in connection with the performance of their duties as directors.

Richard M. Libenson has been engaged as a consultant to the Company. For such services, a corporation owned by Mr. Libenson was paid $300,000 during fiscal 2002. In addition, the Company paid premiums in the amount of $2,567 during fiscal 2002 for term life insurance for the benefit of Mr. Libenson under a split-dollar endorsement plan and premiums on long-term disability insurance in the amount of $4,200.

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee during fiscal 2002 were John W. Meisenbach, Hamilton E. James, Frederick O. Paulsell, Jr. and Jill S. Ruckelshaus.

John W. Meisenbach is a principal shareholder of MCM, A Meisenbach Company. MCM provided consulting and brokerage services in managing the Company’s employee benefit and member insurance programs. Employee medical, life and disability benefits, together with member health, auto and homeowner insurance premiums, totaled nearly $344 million. For these services, MCM received total compensation from third party insurers of $1,303,623 in fiscal 2002.

The late Frederick O. Paulsell, Jr. who passed away in October, 2002, was majority owner of a company that received payments from the Company in fiscal 2002 of $509,694 for merchandise sold to the Company for resale.

Report of Compensation Committee

The Compensation Committee of the Board of Directors of the Company (the “Committee”) determined and administered the compensation of the Company’s executive officers during fiscal 2002.

Compensation Philosophy.    The Committee endeavored to ensure that the compensation programs for executive officers of the Company during fiscal 2002 were effective in attracting and retaining key executives responsible for the success of the Company and in promoting its long-term interests and those of its shareholders. The Committee sought to align total compensation for senior management with corporate performance and the interests of the shareholders. The Committee placed emphasis on variable, performance-based components, such as stock option awards and bonuses, the value of which could increase or decrease to reflect changes in corporate and individual performances. These short-term and long-term incentive compensation programs were intended to reinforce management’s commitment to enhancement of profitability and shareholder value.

The Committee took into account various qualitative and quantitative indicators of corporate and individual performance in determining the level and composition of compensation for the Company’s executive officers during fiscal 2002. While the Committee considered such corporate performance measures as net income, earnings per common share, stock price performance, comparable warehouse sales, margins and rate of revenue increase, the Committee did not apply any specific quantitative formula in making compensation decisions. The Committee also recognized qualitative factors, such as the ability to meet annual corporate growth and profits goals, demonstrated leadership ability and enhancement of customer franchise.

Base salaries for the executive officers were established at levels considered appropriate in light of the duties and scope of responsibilities of each officer’s position and the salaries paid to comparable officers by companies which are competitors of the Company. Salaries are reviewed periodically and adjusted as warranted to reflect sustained individual officer performance. The Committee focused primarily on total annual compensation, including incentive awards, rather than base salary alone, as the appropriate measure of executive officer performance and contribution. The Committee believes that it has established relatively low cash compensation levels in favor of equity-linked incentive programs.

From time to time, executive officers have been eligible to receive incentive compensation awards under the Company’s annual bonus plan and stock option plan, based upon corporate and individual performance. In approving grants and awards under the bonus plan and the option plan, the Committee considered the quantitative and qualitative factors and industry comparisons outlined above. The factors taken into account in determining awards under the bonus plan were the corporate performance measures described above.

In general, awards under the option plan are approved at various times throughout the year. The number of options previously awarded to and held by executive officers was reviewed but was not a determinative factor in the size of 2002 option grants.

In general, compensation payments in excess of $1 million to any of the Named Executive Officers are subject to a limitation on deductibility for the Company under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). However, certain performance-based compensation is not subject to such limitation. The Company’s stock option plan currently qualifies for such performance-based exception.

Chief Executive Officer Compensation.    In evaluating the compensation of James D. Sinegal, President and Chief Executive Officer of the Company for fiscal 2002, the Committee placed emphasis on Mr. Sinegal’s superior leadership in managing the business, as well as the Company’s financial and operating performance.

The Committee noted that Mr. Sinegal voluntarily requested to forego his bonus for this year (as he did last year) and that the salary for Mr. Sinegal had not increased in three years. In light of these facts, the contributions he has made this year, the compensation of his peers, and the performance of the Company, the Committee believes that he is underpaid. Accordingly, his compensation levels for the prior year are fair to the Company.

Hamilton E. James
Jill S. Ruckelshaus
Charles T. Munger
Benjamin S. Carson, Sr., M.D.

Performance Graph

The following graph compares the cumulative total shareholder return (stock price appreciation plus dividends) on the Common Stock with the cumulative total return of the S&P 500 Index and the following group of peer companies (based on weighted market capitalization) selected by the Company: BJ’s Wholesale Club Inc.; Home Depot, Inc.; Lowe’s Companies; Albertson’s, Inc.; Nordstrom Inc.; Office Depot, Inc.; Staples Inc.; Target Corporation; Toys R Us Inc.; and Wal Mart Stores, Inc. The information provided is from September 1, 1997 through September 1, 2002, the end of fiscal 2002.

COMPARED CUMULATIVE TOTAL RETURN
AMONG COSTCO WHOLESALE CORPORATION,
S&P 500 INDEX AND PEER GROUP INDEX

ASSUMES $100 INVESTED ON SEPT. 1,1997
FISCAL YEAR ENDING SEPT. 1, 2002

Certain Relationships and Transactions

John W. Meisenbach is a principal shareholder of MCM, A Meisenbach Company. MCM provided consulting and brokerage services in managing the Company’s employee benefit and member insurance programs. Employee medical, life and disability benefits, together with member health, auto and homeowner insurance premiums, totaled nearly $344 million. For these services, MCM received total compensation from third party insurers of $1,303,623 in fiscal 2002.

Richard D. DiCerchio’s son and brothers-in-law were employed by the Company during fiscal year 2002 at annual salaries of $73,631, $164,273 and $76,544, respectively. Richard M. Libenson’s daughter was employed by the Company during fiscal year 2002 at an annual salary of $75,070. Frederick O. Paulsell, Jr.’s two sons and daughter-in-law were employed by the Company during fiscal year 2002 at annual salaries of $83,040, $81,346 and $69,435, respectively. James D. Sinegal’s two sons and brother-in-law were employed by the Company during fiscal year 2002 at annual salaries of $217,959, $142,208, and $180,511, respectively.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under SEC rules, the Company’s directors, executive officers and beneficial owners of more than 10% of the Company’s equity security are required to file periodic reports of their ownership, and changes in that ownership, with the SEC. Based solely on its review of copies of these reports and representations of such reporting persons, the Company believes during fiscal 2002, such SEC filing requirements were satisfied, except that Mr. DiCerchio filed a late Form 4 reporting a single transaction.

Report of the Audit Committee

November 15, 2002

To the Board of Directors of Costco Wholesale Corporation:

We have reviewed and discussed with management the Company’s audited consolidated financial statements as of and for the fiscal year ended September 1, 2002.

We have discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, by the Auditing Standards Board of the American Institute of Certified Public Accountants.

We have received and reviewed the written disclosures and the letter from the independent auditors required by Independence Standard No. 1, Independence Discussions with Audit Committees, as amended, by the Independence Standards Board, and have discussed with the auditors the auditors’ independence.

Based on the reviews and discussions referred to above, we recommend to the Board of Directors that the consolidated financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the fiscal year ended September 1, 2002.

Hamilton E. James
Charles T. Munger
Jill S. Ruckelshaus

INDEPENDENT PUBLIC ACCOUNTANTS

Information Regarding our Independent Auditors

KPMG LLP (“KPMG”) has served as our independent auditors since May 13, 2002. Upon recommendation of its Audit Committee, our Board of Directors has appointed KPMG as our independent auditors for the fiscal year ending August 31, 2003.

Services and Fees of KPMG

Audit fees		$404,000

Audit-related fees		$100,000

Financial information systems design and implementation fees	$	none

All other fees		$293,000

Total		$797,000	*

*
Arthur Andersen LLP, the Company’s previous independent auditors, were paid the following for fiscal year 2002:  $132,000 for audit fees, $20,000 for audit-related fees, and $135,000 for all other fees.

KPMG has been approved by the Audit Committee to perform the following non-audit services:

•	Ongoing expatriate tax advisory and compliance work.

•	Periodic tax consultations.

•	Security reviews concerning web sites.

•	Transfer pricing studies.

Annual Independence Discussions

The Audit Committee has determined that the provision by KPMG of non-audit services to us in 2002 is compatible with KPMG’s maintaining its independence.

PROPOSAL 2: INDEPENDENT PUBLIC ACCOUNTANTS AND ANNUAL REPORT

Subject to ratification by the shareholders at the Annual Meeting, the Board of Directors of the Company has selected KPMG to audit the consolidated financial statements of the Company and its subsidiaries for the fiscal year ending August 31, 2003. KPMG has issued its report, included in the Company’s Form 10-K, on the audited consolidated financial statements of the Company for the fiscal year ending September 1, 2002. KPMG has served the Company in this capacity since May 13, 2002. Representatives of KPMG are expected to be present at the Annual Meeting, will have the opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions.

On May 13, 2002, the Audit Committee engaged KPMG LLP as the Company’s firm of independent auditors for 2002, replacing Arthur Andersen LLP, which had served the Company since 1983. The Audit Committee of the Board is responsible for the selection and replacement of the Company’s independent auditing firm.

Arthur Andersen’s reports on the Company’s consolidated financial statements for the past two years did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles. During the Company’s two most recent fiscal years and through May 17, 2002, there were no disagreements with Arthur Andersen on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved to Arthur Andersen’s satisfaction, would have caused Arthur Andersen to make reference to the subject matter in connection with its report on the Company’s consolidated financial statements for such years; and there were no reportable events as defined in Item 304(a)(1)(v) of Regulation S-K.

The Company has provided Arthur Andersen with a copy of the foregoing disclosures and Arthur Andersen has provided a letter, dated May 28, 2002, stating that it agrees with the disclosures.

During the last two complete fiscal years and through the date hereof, the Company did not consult KPMG with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s consolidated financial statements, or any other matters or reportable events as set forth in Items 304(a)(2)(i) and (ii) of Regulation S-K.

The affirmative vote of a majority of the votes cast on this proposal shall constitute ratification of the appointment of KPMG.

The Board of Directors unanimously recommends a vote FOR the ratification of the selection of the independent auditors.

OTHER MATTERS

Neither the Board of Directors nor management intends to bring before the meeting any business other than the matters referred to in the Notice of Meeting and this Proxy Statement. If any other business should properly come before the meeting, or any adjournment thereof, the persons named in the proxy will vote on such matters according to their best judgment.

SHAREHOLDER PROPOSALS FOR 2004 ANNUAL MEETING

In order for a shareholder proposal to be included in the proxy statement for the 2004 annual meeting of shareholders, it must be received by the Company no later than August 12, 2003. Proposals may be mailed to the Company, to the attention of the Secretary, 999 Lake Drive, Issaquah, Washington 98027.

A shareholder who intends to present a proposal at the Company’s annual meeting in 2004, other than pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, must provide the Company notice of such intention by at least October 1, 2003, or management of the Company will have discretionary voting authority at the 2004 annual meeting with respect to any such proposal without discussion of the matter in the Company’s proxy statement.

A copy of the Company’s annual report on Form 10-K filed with the Securities and Exchange Commission will be provided to shareholders without charge upon written request directed to Investor Relations.

By Order of the Board of Directors,

Joel Benoliel
Secretary

PROXY

COSTCO WHOLESALE CORPORATION
999 Lake Drive, Issaquah, Washington 98027

PROXY FOR THE JANUARY 30, 2003 ANNUAL MEETING OF SHAREHOLDERS
This Proxy Is Solicited By The Board of Directors of COSTCO WHOLESALE CORPORATION

The undersigned shareholder of COSTCO WHOLESALE CORPORATION (the “Company”) hereby appoints Jeffrey H. Brotman and James D. Sinegal, and each of them, the lawful attorneys and proxies of the undersigned, each with several powers of substitution to vote all of the shares of Common Stock of the Company held of record by the undersigned on December 6, 2002 at the Annual Meeting of Stockholders to be held at the Meydenbauer Center, Center Hall B, 11100 NE 6th, Bellevue, Washington 98004, on Thursday, January 30, 2003 at 10:00 a.m., local time, and at any and all adjournments thereof, with all the powers the undersigned would possess if personally present, upon all matters set forth in the Notice of Annual Meeting of Shareholders and Proxy Statement dated December 12, 2002.

Shares represented by all properly executed proxies will be voted in accordance with instructions appearing on the proxy and in the discretion of the proxy holders as to any other matter that may properly come before the Annual Meeting of Shareholders. IN THE ABSENCE OF SPECIFIC INSTRUCTIONS, PROXIES WILL BE VOTED FOR ITEMS 1 AND 2, AND IN THE DISCRETION OF THE PROXY HOLDERS AS TO ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING OF SHAREHOLDERS.

(Continued and to be signed and dated on the reverse side and returned promptly in the enclosed envelope)

é FOLD AND DETACH HERE é

COSTCO WHOLESALE CORPORATION

Annual Meeting of Shareholders

Thursday, January 30, 2003
10:00 a.m.
Meydenbauer Center
Center Hall B
11100 NE 6th
Bellevue, Washington 98004

Please mark your votes as indicated by this example	☒

THE BOARD RECOMMENDS A VOTE “FOR” ITEMS 1 AND 2.

		FOR	WITHHOLD AUTHORITY			FOR	AGAINST	ABSTAIN
1.	Election of Class I Directors of James D. Sinegal, Jeffrey H. Brotman and Richard A. Galanti	☐	☐	2.	Ratification of selection of independent auditors.	☐	☐	☐

	(INSTRUCTIONS: To withhold authority to vote for any individual nominee, write such nominee’s name in the space provided below.)

Signature(s):	Dated:

Please sign as name(s) appear on this proxy, and date this proxy. If a joint account, each joint owner must sign. If signing for a corporation or partnership or as agent, attorney or fiduciary, indicate the capacity in which you are signing.

é  FOLD AND DETACH HERE  é

COSTCO WHOLESALE CORPORATION

Annual Meeting of Shareholders

Thursday, January 30, 2003
10:00 a.m.
Meydenbauer Center
Center Hall B
11100 NE 6th
Bellevue, Washington 98004